Exhibit 99.1

Analyst Contacts:	Rob Shaw	News Release
+1 713-232-7551

Chris Kettmann
+1 713-232-7420

Media Contact:	Guy A. Cantwell +1 713-232-7647	FOR RELEASE: June 29, 2011

W. RICHARD ANDERSON TO LEAVE BOARD OF DIRECTORS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) (SIX: RIGN) announced today that W. Richard Anderson has resigned from its Board of Directors, effective immediately, due to the demands of his duties as Chief Financial Officer of Eurasia Drilling Company Limited.

Transocean Ltd. President and Chief Executive Officer Steven L. Newman said, “We greatly appreciate the many contributions that Rich Anderson has made to our Board of Directors and our company, in particular his financial insights. We will miss Rich and wish him all the best.”

About Transocean

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 138 mobile offshore drilling units as well as three high-specification jackups under construction, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 47 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 25 Midwater Floaters, nine High-Specification Jackups, 53 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

For more information about Transocean, please visit our website at www.deepwater.com.

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